UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2016

Colony Starwood Homes

(Exact name of registrant as specified in its charter)

Maryland	001-36163	80-6260391
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8665 East Hartford Drive Scottsdale, AZ		85255
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(480) 362-9760

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements

Colony Starwood Homes, a Maryland real estate investment trust (the “Company”), entered into employment agreements (each, an “Employment Agreement” and, collectively, the “Employment Agreements”) with each of Frederick C. Tuomi, the Company’s Chief Executive Officer, Charles D. Young, the Company’s Chief Operating Officer, Arik Prawer, the Company’s Chief Financial Officer, and Lucas Haldeman, the Company’s Chief Technology and Marketing Officer (each, together with Ryan A. Berry, an “Officer”), on March 16, 2016 and with Ryan A. Berry, the Company’s Executive Vice President, General Counsel, on March 21, 2016.

The Employment Agreements with each of Messrs. Tuomi, Young and Prawer provide for an initial term of three years from the date the Employment Agreement is entered into, and the Employment Agreements with each of Messrs. Haldeman and Berry provides for an initial term of one year from the date the Employment Agreement is entered into. The Employment Agreements provide for automatic one-year renewal periods absent at least 60 days prior written notice of non-renewal by either party.

The Employment Agreements provide for (1) an annual base salary at the applicable annual rate set forth in the following table, (2) eligibility to receive an annual discretionary cash bonus with a target bonus equal to the applicable percentage of the applicable Officer’s base salary set forth in the following table and (3) a one time award of the applicable number of restricted share units (“RSUs”) set forth in the following table, which will vest ratably over four years:

Officer	Base Salary	Target Bonus (% of Base Salary)	One Time RSU Award
Frederick C. Tuomi	$550,000	145.45%	123,304 RSUs
Charles D. Young	$400,000	100%	61,652 RSUs
Arik Prawer	$400,000	100%	61,652 RSUs
Lucas Haldeman	$350,000	100%	30,826 RSUs
Ryan A. Berry	$300,000	100%	12,135 RSUs

Each Officer shall be eligible to receive additional equity awards in the sole discretion of the Committee, and will also be eligible to participate in the Company’s standard benefits package on the same terms as similarly situated employees of the Company.

If any Officer’s employment is terminated during the term of such Officer’s Employment Agreement by the Company without “Cause” or by such Officer for “Good Reason” (each, as defined in such Employment Agreement), then in addition to any accrued amounts owed, such Officer would be entitled to receive severance payments in an amount equal to (1) the sum of such Officer’s (a) gross base salary for 12 months (with the exception of Mr. Tuomi who would be entitled to an amount equal to his gross base salary for 18 months) and (b) his target annual bonus for the year in which his employment terminates, and (2) a pro rated portion of such Officer’s target bonus for the year in which his employment terminates. In addition, all outstanding time-based equity awards held by such Officer on his termination date would accelerate and vest in full. Such Officer would also be eligible to receive continuing healthcare coverage for up to 12 months.

If any Officer’s employment is terminated during the term of such Officer’s Employment Agreement by the Company for “Cause” or due to death or disability, or if such Officer resigns for any reason, such Officer would be entitled to receive any accrued amounts owed, and, if such Officer’s employment is terminated due to death or disability, all outstanding time-based equity awards held by such Officer on his termination date would immediately become fully vested. Additionally, if Mr. Tuomi terminates his employment due to his retirement upon the attainment of age 65 and provides six months prior written notice of such termination, his equity awards would continue to vest and become payable as if he continued to be an employee of the Company.

The foregoing description of the terms of the Employment Agreements is a summary which does not purport to be complete and is subject to and qualified in its entirety by reference to the Employment Agreements, copies of which are filed herewith as Exhibits 10.1 – 10.5.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Frederick C. Tuomi, Employment Agreement.

10.2	Charles D. Young, Employment Agreement.

10.3	Arik Prawer, Employment Agreement.

10.4	Lucas Haldeman, Employment Agreement.

10.5	Ryan A. Berry, Employment Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY STARWOOD HOMES

Dated: March 22, 2016	By:	/s/ Ryan A. Berry
	Name:	Ryan A. Berry
	Title:	Executive Vice President, General Counsel

Exhibit Index

10.1	Frederick C. Tuomi, Employment Agreement.

10.2	Charles D. Young, Employment Agreement.

10.3	Arik Prawer, Employment Agreement.

10.4	Lucas Haldeman, Employment Agreement.

10.5	Ryan A. Berry, Employment Agreement.